Exhibit 99.1

LiqTech Announces Appointment of David Kowalczyk as Chief Financial and Operating Officer

BALLERUP, Denmark, January 31, 2025 – LiqTech International, Inc. (NASDAQ: LIQT), a clean technology company specializing in highly advanced filtration products and systems, today announced the appointment of David Kowalczyk as Chief Financial and Chief Operating Officer, effective March 1, 2025.

David Kowalczyk brings over 20 years of leadership experience and a proven track record in global industrial companies. His expertise spans finance, strategy, equity analysis, audit, and operational management. Specifically, he has held senior roles including:

●	Vice President, Business Finance and Systems at Hempel A/S

●	Chief Financial Officer at Globus Wine

●	Vice President and Group Management Member at Flügger

●	Business Finance Director for Business Operations at Novozymes

●	Auditor and Consultant at PricewaterhouseCoopers

●	Equity Analyst at Nordea Securities

“David brings to LiqTech a wealth of expertise in financial planning & analysis, business systems, and operational finance,” said Fei Chen, President and CEO of LiqTech. “I look forward to working closely with him as we continue to position LiqTech for profitable growth.”

A native of Denmark, David holds dual master’s degrees in Auditing and Accounting as well as Finance and Investments from Copenhagen Business School.

Kowalczyk commented, “I am honored to join LiqTech at this pivotal moment in its journey, and am eager to contribute to its growth and profitability. I look forward to leveraging my experience and collaborating with the talented team at LiqTech, customers and suppliers, to achieve our shared objectives.”

Phillip Massie Price, who has served as Interim CFO since March 2024, will step down from the role upon David Kowalczyk’s arrival, but he will remain with the company until April 30, 2025, to ensure for a seamless transition. The company expresses its sincere gratitude to Phillip for his exceptional service and contribution during his tenure with the company.

About LiqTech International, Inc.

LiqTech International, Inc., a Nevada corporation, is a high-tech filtration technology company that provides state-of-the-art ceramic silicon carbide filtration technologies for gas and liquid purification. LiqTech's silicon carbide membranes are designed for the most challenging purification applications, and its filters are used to control diesel exhaust soot emissions. Utilizing nanotechnology, LiqTech develops products with its proprietary silicon carbide technology, resulting in a wide range of component membranes, membrane systems, and filters for both microfiltration and ultrafiltration applications. By integrating LiqTech's SiC liquid membrane technology with the company's extensive systems design experience, LiqTech offers unique, modular filtration solutions for the most difficult water purification challenges.

For more information, please visit: www.liqtech.com

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Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, they are inherently subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect performance.

LiqTech Investor Contact

Robert Blum

Lytham Partners, LLC

Phone: 602-889-9700

liqt@lythampartners.com